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                                                                     EXHIBIT 8.2

             [Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]


                                                                November 7, 2000


Entergy Corporation
639 Loyola Avenue
New Orleans, Louisiana 70113

            Re: Federal Income Tax Consequences of
           Merger of Ring Acquisition Corp. with
           AND INTO ENTERGY CORPORATION

Ladies and Gentlemen:

    We are acting as counsel to Entergy Corporation, a Delaware corporation ("Entergy"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of July 30, 2000 (the "Merger Agreement"), by and among FPL Group, Inc., a Florida corporation ("FPL"), Entergy, WCB Holding Corp., a Delaware corporation, 50% of whose outstanding capital stock is owned by FPL and 50% of whose outstanding capital stock is owned by Entergy (the "Company"), Ranger Acquisition Corp., a Florida corporation which is a newly-formed subsidiary of the Company ("Merger Sub A"), and Ring Acquisition Corp., a Delaware corporation which is also a newly-formed subsidiary of the Company ("Merger Sub B"), pursuant to which (i) Merger Sub A shall be merged with and into FPL under the laws of the state of Florida, with FPL surviving as a wholly-owned subsidiary of the Company (the "FPL Merger") and (ii) Merger Sub B shall be merged with and into Entergy under the laws of the state of Delaware, with Entergy surviving as a wholly-owned subsidiary of the Company (the "Entergy Merger" and together with the "FPL Merger", the "Merger"). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the registration statement on Form S-4 and any amendments thereto (the "Registration Statement") and the Joint Proxy Statement and Prospectus included therein (the "Joint Proxy Statement-Prospectus"), as filed by the Company with the Securities and Exchange Commission (the "SEC"). This opinion is being delivered in connection with, and as of the date of the declaration of effectiveness by the SEC of, the Registration Statement to which this opinion appears as an exhibit.


    In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement-Prospectus, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements and representations made by Entergy, FPL, the Company and others, including representations set forth in certificates of the officers of Entergy and FPL (collectively, the "Certificates") dated as of the effective date of the Joint Proxy Statement-Prospectus. Our opinion is conditioned on, among other things, the initial and continuing accuracy at the Effective Time (as defined in the Merger Agreement) of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by Entergy, FPL, the Company and others, including those set forth in the Certificates.


    In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement are consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement-Prospectus, that the FPL Merger qualifies as a statutory merger under the laws of the state of Florida, and that the Entergy Merger qualifies as a statutory
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November 7, 2000
Page 2
merger under the laws of the state of Delaware. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.


    Based solely upon the foregoing, for federal income tax purposes, we are of the opinion that the FPL Merger and the Entergy Merger will together constitute a transaction governed by Section 351 of the Code.


    Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement or the Joint Proxy Statement-Prospectus. We are furnishing this opinion to you solely in connection with Section 6.03(c) of the Merger Agreement; this opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission and the disclosure in the section of the Joint Proxy Statement-Prospectus entitled "Material U.S. Federal Income Tax Consequences of the Merger" is our opinion with respect to the tax consequences of the Merger, including the tax consequences to the holders of common stock, par value $.01 per share, of Entergy.


    We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to this firm in the Registration Statement and the Joint Proxy Statement-Prospectus included therein.


                                          Very truly yours,
                                          /s/ SKADDEN, ARPS, SLATE, MEAGHER &
                                          FLOM LLP